Exhibit 10.10

INITIAL ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is entered into as of September 15, 2022, by and among TCM Tactical Opportunities Fund II LP (“Purchaser”), TREES Corporation, a Colorado corporation (the “Company”) and Day & Associates, LLC, a New Jersey limited liability company (the “Escrow Agent”, and together with Purchaser and Company, sometimes referred to individually as “Party” and collectively as the “Parties”).

RECITALS:

WHEREAS, Company and Purchaser have entered into a Securities Purchase Agreement of even date herewith (the “Securities Purchase Agreement”), pursuant to which the Company agreed to sell to Purchaser and Purchaser agreed to purchase from the Company, a certain Senior Secured Promissory Note(s) and a certain Warrant (as each term is defined in the Securities Purchase Agreement)  for up to $13,500,000.00 (the “Principal Amount”); and

WHEREAS, pursuant to the terms of the Securities Purchase Agreement, the Parties have agreed to enter into this Agreement and deposit the entirety of the Principal Amount with the Escrow Agent as set forth in the Securities Purchase Agreement for the purposes set forth herein; and

WHEREAS, the execution and delivery of this Agreement is a condition to the obligations of the Parties under the Securities Purchase Agreement.

AGREEMENTS:

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and mutual covenants hereinafter set forth, the Parties hereto agree as follows:

1.Appointment.  The Parties hereby appoint Escrow Agent as their escrow agent for the purposes set forth herein, and Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2.Escrow Amount.  On the date hereof, Purchaser, or its designee, shall deposit with Escrow Agent the sum of thirteen million five hundred thousand dollars and no/100 ($13,500,000.00) (the “Escrow Amount”).  Unless otherwise instructed by the Parties, Escrow Agent shall hold the Escrow Amount in a non-interest bearing deposit account insured by the Federal Deposit Insurance Corporation (“FDIC”) to the applicable limits.

3.Disposition and Termination.

(a)Escrow Agent is directed to hold and distribute the Escrow Amount as set forth in this Section 3.

(b)Except as otherwise provided in this Section 3, Escrow Agent will distribute the Escrow Amount only in accordance with (i) a joint written instrument, substantially in the form attached hereto as Exhibit A, delivered to Escrow Agent that is executed by Authorized Representatives (as defined below) of each Company and Purchaser, and that instructs Escrow Agent as to the disbursement of some or all of the Escrow Amount (“Joint Payment Instructions”), or (ii) a final non-appealable order of a court of competent jurisdiction accompanied by a written certification of the prevailing Party that such judgment or decree is final and not subject to any further appeal or proceedings, a copy of which is delivered to Escrow

Agent and the other Parties, that instructs Escrow Agent as to the disbursement of some or all of the Escrow Amount (a “Court Order”).

(c)Amounts distributed pursuant to this Section 3 will be paid to Purchaser or to the Company in accordance with wire instructions set forth in Section 3(d) below or furnished by an Authorized Representative of a Party to the Escrow Agent and confirmed in accordance with Section 3(d) below.

(d)Any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of the Escrow Amount, must be in writing and set forth in a Portable Document Format (“PDF”), executed by the appropriate Party or Parties as evidenced by the signatures of the person or persons signing this Agreement or one of their designated persons as set forth on Schedules 1-A and 1-B attached hereto (each, an “Authorized Representative”), and delivered to Escrow Agent only by an attachment to an email on a Business Day to the email address set forth in Section 8 below.  No instruction for or related to the transfer or distribution of the Escrow Amount will be deemed delivered and effective unless Escrow Agent actually receives it on a Business Day as a PDF attached to an email at the email address set forth in Section 8 and as evidenced by a confirmed transmittal to the Party’s or Parties’ email address, and Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder.  Escrow Agent will not be liable to any Party or other person for refraining from acting upon any instruction for or related to the transfer or distribution of the Escrow Amount if delivered to any other email address, including but not limited to a valid email address of any employee of Escrow Agent.  The Parties each acknowledge that Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to Purchaser as set forth in Section 3(g) below:

Purchaser:

Bank Name:

ABA Number:

Account Name:

Account Number:

(e)In the event any other funds transfer instructions are set forth in a permitted instruction from a Party or the Parties in accordance with Section 3(d), Escrow Agent is authorized to seek confirmation of such funds transfer instructions by a single telephone call-back to one of the Authorized Representatives, and Escrow Agent may rely upon the confirmation of anyone purporting to be that Authorized Representative.  The persons and telephone numbers designated for call-backs may be changed only in a writing executed by Authorized Representatives of the applicable Party and actually received by Escrow Agent via facsimile or as a PDF attached to an email.  Except as set forth in Section 3(d) above, no funds will be disbursed until an Authorized Representative is able to confirm such instructions by telephone callback.  Escrow Agent, any intermediary bank and the beneficiary’s bank in any funds transfer may rely upon the identifying number of the beneficiary’s bank or any intermediary bank included in a funds transfer instruction provided by a Party or the Parties and confirmed by an Authorized Representative.  Further, the beneficiary’s bank in the funds transfer instructions may make payment on the basis of the account number provided in such Party’s or the Parties’ instruction and confirmed by an Authorized Representative even though it identifies a person different from the named beneficiary.

(f)As used in this Section 3, “Business Day” will mean any day other than a Saturday, Sunday, federal holiday or any other day on which Escrow Agent located at the notice address set forth below is authorized or required by law or executive order to remain closed.  The Parties acknowledge that the security procedures set forth in this Section 3 are commercially reasonable.  Upon delivery of the Escrow Amount by Escrow Agent, this Agreement will terminate, subject to the provisions of Section 6.

(g)This Agreement will be terminated automatically on the sixtieth (60th) day follwoing the date hereof. The Agreement may also be terminated at any time by a written agreement executed by each of the Parties.  Upon termination of this Agreement, the Escrow Amount will be distributed, pursuant to the fund transfer instructions set forth in Section 3(d) above, to the Purchaser.

4.Escrow Agent.  Escrow Agent will have only those duties as are specifically and expressly provided herein, which will be deemed purely ministerial in nature, and no other duties, including but not limited to any fiduciary duty, will be implied.  Escrow Agent has no knowledge of, nor any obligation to comply with, the terms and conditions of any other agreement between the Parties, nor will Escrow Agent be required to determine if any Party has complied with any other agreement.  Notwithstanding the terms of any other agreement between the Parties, the terms and conditions of this Agreement will control the actions of Escrow Agent. Escrow Agent may conclusively rely upon any written notice, document, instruction or request delivered by the Parties believed by it to be genuine and to have been signed by an Authorized Representative(s), as applicable, without inquiry and without requiring substantiating evidence of any kind and Escrow Agent will be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request.  Escrow Agent will not be liable for any action taken, suffered or omitted to be taken by it except to the extent that Escrow Agent’s gross negligence or willful misconduct was the cause of any direct loss to either Party.  Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents.  In the event Escrow Agent shall be uncertain, or believes there is some ambiguity, as to its duties or rights hereunder or receives instructions, claims or demands from any Party hereto which in Escrow Agent’s judgment conflict with the provisions of this Agreement, or if Escrow Agent receives conflicting instructions from the Parties, Escrow Agent will be entitled either to (a) refrain from taking any action until it will be given Joint Payment Instructions which eliminate such conflict or by a Court Order or (b) file an action as an interpleader.  Escrow Agent will have no duty to solicit any payments which may be due it, including, without limitation, the Escrow Amount, nor will Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.  Anything in this Agreement to the contrary notwithstanding, in no event will Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

5.Resignation; Succession; Removal.

(a)Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving fifteen (15) days advance notice in writing of such resignation to the Parties.  Escrow Agent’s sole responsibility after such fifteen (15) day notice period expires will be to hold the Escrow Amount and to deliver the same to a designated substitute escrow agent, if any, appointed by the Parties, or such other person designated by the Parties, or in accordance with the directions of a Court Order, at which time of delivery, Escrow Agent’s obligations hereunder will cease and terminate.  If prior to the effective resignation date the Parties have failed to appoint a successor escrow agent, or to instruct Escrow Agent to deliver the Escrow Amount to another person as provided above, at any time on or after the effective resignation date, Escrow Agent either (i) may interplead the Escrow Amount with a court of competent jurisdiction, or (ii) appoint a successor escrow agent of its own choice.  Any appointment by Escrow Agent of a successor escrow agent pursuant to the forgoeing will be binding upon the Parties and no appointed successor escrow agent will be deemed to be an agent of Escrow Agent.  Escrow Agent will deliver the Escrow Amount to any appointed successor escrow agent, at which time Escrow Agent’s obligations under this Agreement will cease and terminate.  Any entity into which Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, will be considered “Escrow Agent” under this Agreement without further act.

(b)The Parties may remove Escrow Agent by giving twenty (20) days advance notice in writing of such removal to Escrow Agent.  Within ten (10) days after giving the foregoing notice of removal to Escrow Agent, the Parties will jointly agree on and appoint a successor escrow agent.  If a successor to Escrow Agent has not accepted such appointment by the end of such ten (10) day period, Escrow Agent either (i) may interplead the Escrow Amount with a court of competent jurisdiction, or (ii) appoint a successor escrow agent of its own choice.  Any appointment of a successor escrow agent will be binding upon the Parties and no appointed successor escrow agent will be deemed to be an agent of Escrow Agent.

6.Compensation.  The Parties agree jointly and severally to pay Escrow Agent upon execution of this Agreement, and from time to time thereafter, reasonable compensation for the services to be rendered hereunder, which unless otherwise agreed in writing, will be as described in Schedule 2.  As between the Parties, the Company on one hand, and Purchaser on the other, will each be responsible for one-half (1/2) of all amounts payable or reimbursable to Escrow Agent under this Section 6 or otherwise provided for in this Agreement.

7.Indemnification and Reimbursement.  The Parties agree jointly and severally to indemnify, defend, hold harmless, pay or reimburse Escrow Agent and its affiliates and their respective successors, assigns, directors, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, costs or expenses (including, without limitation, the fees and expenses of outside counsel and experts and their staff and all expenses of document location, duplication and shipment) (collectively “Losses”), arising out of or in connection with: (a) Escrow Agent’s performance of this Agreement, except to the extent that such Losses are determined by a court of competent jurisdiction to have been caused by the gross negligence, willful misconduct, or fraud of such Indemnitee; and (b) Escrow Agent’s following any instructions or directions, whether joint or singular, from the Parties received in accordance with this Agreement.  The Parties hereby grant Escrow Agent a right of set-off against the Escrow Amount for the payment of any claim for indemnification, fees, expenses and amounts due to Escrow Agent or an Indemnitee.  In furtherance of the foregoing, Escrow Agent is expressly authorized and directed, but will not be obligated, to charge against and withdraw from the Escrow Amount for its own account or for the account of an Indemnitee any amounts due to Escrow Agent or to an Indemnitee under Sections 6 or 7.  The obligations set forth in this Section 7 will survive the resignation, replacement or removal of Escrow Agent or the termination of this Agreement.  As between the Parties, the Company on one hand, and Purchaser on the other, agree that irrespective of any joint and several liability that either may have to Escrow Agent under this Agreement, as between them, the Company on one hand, and Purchaser on the other, will each only be liable for 50% of any Losses incurred by Escrow Agent which result in reimbursement or indemnification under this Section 7.  As between the Parties, if either the Company on one hand, or Purchaser on the other, incurs greater than 50% of any such Losses, Purchaser or the Company, as applicable, will promptly make payment to the other such that each of the Company on one hand, and Purchaser on the other, has borne 50% of all amounts which are paid to Escrow Agent under this Section 7.

8.Notices. All communications hereunder will be in writing and set forth in a PDF attached to an email, and all instructions from a Party or the Parties to Escrow Agent will be executed by an Authorized Representative, and will be delivered in accordance with Section 3(d) to the address set forth for each Party as follows:

If to Purchaser:

TCM Tactical Opportunities Fund II LP

777 Westchester Ave, Suite 203

White Plains, NY 10604

Attn: Peter Troob

E-mail: ptroob@troobcapital.com

If to Company:

TREES Corporation

1901 S. Navajo Street

Denver, CO 80223

Attn: David R. Fishkin, General Counsel

E-mail:dfishkin@treescann.com

If to Escrow Agent:

Day & Associates, LLC

2 Hudson Place, Suite 100

Hoboken, NJ 07030

Attn: Nick Day, Esq.

E-mail: nday@nickdaylaw.com

9.Compliance with Court Orders.  In the event that legal garnishment, attachment, levy, restraining notice or court order is served with respect to any of the Escrow Amount, or the delivery thereof will be stayed or enjoined by an order of a court, Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all such orders so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that Escrow Agent obeys or complies with any such order it will not be liable to any of the Parties hereto or to any other person by reason of such compliance notwithstanding such order be subsequently reversed, modified, annulled, set aside or vacated.

10.Miscellaneous.  The provisions of this Agreement may be waived, altered, amended or supplemented only by a writing signed by Escrow Agent and the Parties.  Neither this Agreement nor any right or interest hereunder may be assigned by any Party without the prior consent of Escrow Agent and the other Party.  This Agreement will be governed by and construed under the laws of the State of New York.  Each Party and Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of New York.  To the extent that in any jurisdiction either Party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such Party will not claim, and hereby irrevocably waives, such immunity.  Escrow Agent and the Parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement.  No Party to this Agreement is liable to any other Party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.  This Agreement, and any joint instructions from the Parties, may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument or instruction, as applicable.  All signatures of the Parties to this Agreement may be transmitted by facsimile or as PDF attached to an email, and such facsimile or PDF will, for all purposes, be deemed to be the original signature of such Party whose signature it reproduces, and will be binding upon such Party.  If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction will not invalidate or render unenforceable such provisions in any other jurisdiction.  The Parties represent, warrant and covenant that, to each Party’s knowledge, each document, notice, instruction or request provided by it to the Escrow Agent will comply with applicable laws and regulations. Except as expressly provided in Section 7 above, nothing in this Agreement, whether express or implied, will be construed to give to any person or entity other than Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of the Escrow Amount or this Agreement.

***Signature Page to Escrow Agreement Follows***

IN WITNESS WHEREOF, the Parties hereto have executed this Escrow Agreement as of the date set forth above.

PURCHASER:	TCM Tactical Opportunities Fund II, LP. By:______________________________ Name: Peter Troob Title: Managing Partner
COMPANY:	TREES Corporation By: _____________________________ Name: Adam Hershey Title: Interim Chief Executive Officer
ESCROW AGENT:	DAY & ASSOCIATES, LLC By: ____________________________ Name: Nicholas Day, Esq. Title: Managing Member

Signature Page to Escrow Agreement

EXHIBIT A

FORM OF ESCROW RELEASE NOTICE – JOINT INTSRUCTIONS

VIA EMAIL (nday@nickdaylaw.com)

Date: [____________________]

Day & Associates, LLC

2 Hudson Place, Suite 100

Hoboken, NJ 07030

Attn: Nicholas Day, Esq.

Re:  Initial Escrow Agreement dated September [      ], 2022

Dear Mr. Day:

We refer to an escrow agreement dated September [    ], 2022 by and among TCM Tactical Opportunities Fund II, LP (“Purchaser”), Day & Associates, LLC, a New Jersey limited liability company (the “Escrow Agent”) and TREES Corporation (the “Company”) (the “Escrow Agreement”).

Capitalized terms used in this letter that are not otherwise defined herein shall have the same meaning given to them in the Escrow Agreement.

The Parties instruct the Escrow Agent to release an amount equal to [__________________], from the Escrow Account, to the specified Party as instructed below.

Amount (In writing)

Beneficiary

City

Country

US Wire Transfer Instructions:

Bank

Bank address

ABA Number:

Credit A/C Name:

Credit A/C #:

Credit A/C Address:

COMPANY: TREES Corporation By: ______________________________ Name: Adam Hershey Title: Interim Chief Executive Officer	PURCHASER: TCM Tactical Opportunities Fund II, LP By:______________________________ Name: Peter Troob Title: Managing Partner

SCHEDULE 1-A

TCM Tactical Opportunities Fund II, LP

DESIGNATION OF AUTHORIZED REPRESENTATIVES

Each of the following persons is at the date hereof an Authorized Representative, as such term is defined in the Escrow Agreement, dated [•], 2022 by and among Purchaser, the Company  and the Escrow Agent (the “Escrow Agreement”), that the signature appearing opposite each person’s name is the true and genuine signature of such person, and that each person’s contact information is current and up-to-date at the date hereof.  Each of the Authorized Representatives is authorized to issue instructions, confirm funds transfer instructions by callback and effect changes in Authorized Representatives, all in accordance with the terms of the Escrow Agreement.

NAME	SIGNATURE	TELEPHONE & CELL NUMBERS
Peter Troob	___________________________	Office: (914) 694-5777
E-mail:ptroob@troobcapital.com
Douglas Troob	___________________________	Office: (914) 694-5777
E-mail:dtroob@troobcapital.com
Vincent Mazziotta	___________________________	Office: (914) 694-5777
E-mail: vmarzziotta@troobcapital.com

All instructions, including but not limited to funds transfer instructions, must include the signature of the Authorized Representative authorizing said funds transfer on behalf of such Party.

SCHEDULE 1-B

TREES Corporation

Telephone Numbers and Authorized Signatures of

Person(s) Designated to Give Instructions and Confirm Funds Transfer Instructions

Each of the following persons is at the date hereof an Authorized Representative, as such term is defined in the Escrow Agreement, dated [•], 2022 by and among Purchaser, the Company  and the Escrow Agent (the “Escrow Agreement”), that the signature appearing opposite each person’s name is the true and genuine signature of such person, and that each person’s contact information is current and up-to-date at the date hereof.  Each of the Authorized Representatives is authorized to issue instructions, confirm funds transfer instructions by callback and effect changes in Authorized Representatives, all in accordance with the terms of the Escrow Agreement.

NAME	SIGNATURE	TELEPHONE & CELL NUMBERS
David Fishkin	___________________________	Office: 917.880.0743
E-mail: dfishkin@generalcann.com

Adam Hershey	___________________________	Office: 917.880.0743
E-mail: ahershey@generalcann.com
Jessica Bast	___________________________	Office: 917.880.0743
E-mail: jbast@treescann.com

All instructions, including but not limited to funds transfer instructions, must include the signature of the Authorized Representative authorizing said funds transfer on behalf of such Party.

SCHEDULE 2

Schedule of Fees for Escrow Agent Services

Based upon our current understanding of your proposed transaction, our fee proposal is as follows:

Acceptance and Administration Fee

To cover the acceptance of the Escrow Agency appointment, the study of the Escrow Agreement, and supporting documents submitted in connection with the execution and delivery thereof, and communication with other members of the working group.  The annual administration fee covers maintenance of the Escrow Account including safekeeping of assets in the escrow account, normal administrative functions of the Escrow Agent, including maintenance of the Escrow Agent’s records, follow-up of the Escrow Agreement’s provisions, and any other safekeeping duties required by the Escrow Agent under the terms of the Escrow Agreement. Fee is based on Escrow Amount being deposited in a non-interest bearing transaction deposit account, FDIC insured to the applicable limits.

Fee: $0

Transaction Fees

To oversee all required disbursements or release of property from the escrow account to any Party, including cash disbursements made via check and/or wire transfer, fees associated with postage and overnight delivery charges incurred by the Escrow Agent as required under the terms and conditions of the Escrow Agreement:

Fee: $0, except that wire charges or delivery fees are to be withheld from any dispursement of funds.

Other Fees

Material amendments to the Agreement or the coordination of dispute resolution activity will be subject to additional charges by the Escrow Agent and will require an upfront retainer in an agreed upon amount to be paid equally by the Parties.